Exhibit 99.1

For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602.256.6263 joes@cavco.com

N e w s R e l e a s e	On the internet:
www.cavco.com

FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM
Phoenix, AZ, January 16, 2008 – Cavco Industries, Inc. (NASDAQ: CVCO) announced today that its Board of Directors has approved a stock repurchase program. A total of $10 million may be used to purchase its outstanding common stock; approximately 6.4 million common shares were outstanding as of December 31, 2007, approximately 6.7 million common shares on a fully-diluted basis.
“We are pleased to announce this stock repurchase authorization,” said Joseph H. Stegmayer, chief executive officer. “Cavco’s profitability, cash flow and financial condition enable the company to return value directly to our stockholders while still focusing on our first priority, investing in internal initiatives and strategic acquisitions to drive long term growth.”
The purchases may be made in the open market or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements. The level of purchase activity is subject to market conditions and other investment opportunities. The plan does not obligate Cavco to acquire any particular amount of common stock and may be suspended or discontinued at any time. The repurchase program will be funded using the Company’s available cash and short-term investments. As of September 30, 2007, the Company had cash and short term investments of approximately $71 million.
Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.